Exhibit 99.3



                            AT&T Provides Guidance On
                       AT&T Wireless Group's Mobility Unit

For Immediate Release:  Monday, April 3, 2000

         New York -- AT&T today issued selected estimated first quarter financial information for the AT&T Wireless Group mobility unit as the company begins a series of investor presentations relating to the upcoming initial public offering of the AT&T Wireless Group.

         AT&T said that the AT&T Wireless Group mobility unit is expected to report first quarter revenue exceeding approximately $2.1 billion. Net wireless subscriber additions are expected to exceed 400,000 for the first quarter. And earnings before interest, taxes, depreciation and amortization (EBITDA), excluding other income, is expected to exceed $350 million for the first quarter.

         AT&T expects to begin an initial public offering representing a portion of the economic value of the AT&T Wireless Group this spring, depending on market and other conditions.
                                      # # #

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

While the registration statement relating to these securities has been filed with the Securities and Exchange Commission, it has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.